AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (hereinafter called the "Merger Agreement") is made as of August 16, 1999, by and between Interactive Flight Technologies, Inc., a Delaware corporation ("Oldco"), and Global Technologies, Ltd., a Delaware corporation ("Newco"). Oldco and Newco are sometimes referred to herein as the "Constituent Corporations." The Board of Directors of each of the Constituent Corporations deems it advisable and to the advantage of its respective Constituent Corporation that Oldco merge with and into Newco upon the terms and conditions herein provided.

     NOW, THEREFORE, the parties do hereby adopt the plan encompassed by this Merger Agreement and do hereby agree that Oldco shall merge with and into Newco on the following terms, conditions and other provisions:

                             I. TERMS AND CONDITIONS

     1.1 Merger. Oldco shall be merged with and into Newco, and Newco shall be the surviving corporation (the "Surviving Corporation") effective upon the date and time when this Merger Agreement, or a Certificate of Merger in lieu thereof, is filed with the Secretary of State of the State of Delaware (the "Effective Date").

     1.2 Internal Revenue Code Qualifications. For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, as amended.

     1.3 Succession. On the Effective Date, the Surviving Corporation shall succeed to all of the rights, privileges, powers and property, including without limitation all rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description, of Oldco in the manner of and as more fully set forth in the General Corporation Law of the State of Delaware (the "DGCL").

     1.4 Common Stock of Oldco and Newco. On the Effective Date, by virtue of the merger and without any further action on the part of the Constituent Corporations or their stockholders, (i) each share of Class A Common Stock of Oldco, par value $.01 per share ("Oldco Common Stock"), issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Class A Common Stock of the Surviving Corporation, par value $.01 per share, (ii) each share of Newco Common Stock issued and outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares and (iii) each share of Oldco Common Stock issued but held in the treasury of Oldco shall be canceled.

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     1.5 Preferred Stock of Oldco and Newco. On the Effective Date, by virtue of the merger and without any further action on the part of the Constituent Corporations or their stockholders, each share of Series A Preferred Stock of Oldco, issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Series A Preferred
Stock of the Surviving Corporation.

     1.6 Stock Certificates. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of Oldco capital stock shall be deemed for all purposes to evidence ownership of and to represent the shares of capital stock of the Surviving Corporation into which the shares of Oldco capital stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting or other right with respect to and to receive any dividend or other distribution upon the shares of such capital stock evidenced by such outstanding certificate as above provided.

     1.7 Options. On the Effective Date, Newco will assume and continue all of Oldco's stock option plans, including but not limited to the Interactive Flight Technologies, Inc. 1994 Stock Option Plan and 1997 Stock Option Plan, and any other options, warrants or rights to acquire Oldco Common Stock and the outstanding and unexercised portions of all options, warrants or rights to acquire Oldco Common Stock shall become options for, warrants or rights to acquire the same number and kind of shares of common stock of the Surviving Corporation with no other changes in the terms and conditions of such options, warrants or rights to acquire, including exercise prices, and upon the Effective Date, the Surviving Corporation shall assume the outstanding and unexercised portions of such options, warrants or rights to acquire and the obligations of Oldco with respect thereto.

                  II. CERTIFICATE OF INCORPORATION AND BY-LAWS

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Newco shall be the Certificate of Incorporation of the Surviving Corporation (the "Newco Charter").

     2.2 By-laws. The By-laws of Newco in effect on the Effective Date shall be the By-laws of the Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

                           III. DIRECTORS AND OFFICERS

     3.1 Directors. The directors of Oldco shall be the directors of the Surviving Corporation.

     3.2 Officers. The officers of Oldco shall be the officers of the Surviving Corporation to serve at the pleasure of its Board of Directors.

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                                IV. MISCELLANEOUS

     4.1 Further Assurances. From time to time, as and when required by Newco or by its successors and assigns, there shall be executed and delivered on behalf of Oldco such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in Newco the title to and possession of all the property, interests, assets, rights, privileges, immunities powers, franchises, and authority of Oldco and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of Newco are fully authorized in the name and on behalf of Oldco or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     4.2 Amendment. At any time before or after approval by the stockholders of the Constituent Corporations, this Merger Agreement may be amended in any manner (except as otherwise provided by the DGCL) as may be determined in the judgment of the respective Boards of Directors of Newco and Oldco to be necessary, desirable or expedient.

     4.3 Termination. At any time before the Effective Date, this Merger Agreement may be terminated and the merger may be terminated by the Board of Directors of either Oldco or Newco or both, notwithstanding the approval of this Merger Agreement by the stockholders of Oldco and Newco.

     4.4 Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the Board of Directors of Oldco and Newco, is hereby executed on behalf of each Constituent Corporation by its duly authorized officer.



                                   INTERACTIVE FLIGHT TECHNOLOGIES, INC.


                                   By: James W. Fox
                                      _____________________________


                                   GLOBAL TECHNOLOGIES, LTD.


                                   By: James W. Fox
                                      _____________________________